EXHIBIT 99.1

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN BIOTECHNOLOGIES ANNOUNCES

THIRD QUARTER 2004 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE	October 28, 2004

San Diego, California USA - Stressgen Biotechnologies (TSX: SSB) announced today financial results for the third quarter ended September 30, 2004.  All amounts, unless specified otherwise, are in Canadian dollars.

Stressgen reported a net loss of $7,957,000, or $0.11 (US$0.08) per share, for the three month period ended September 30, 2004, compared to a net loss of $5,623,000, or $0.09 (US$0.07) per share, for the same period in 2003. The net loss for the nine month period ended September 30, 2004 was $20,607,000 or $0.28 (US$0.21) per share compared to $12,483,000 and $0.20 (US$0.14) per share for the same period in 2003.  The Company had cash and short-term investments of $31,716,000 at September 30, 2004.

Effective January 1, 2004, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payment.  The impact on net loss of this accounting change was $1,206,000 for the nine months ended September 30, 2004.

“The increased spending on R&D in the third quarter reflects our continued momentum to commercialize HspE7,” commented Gregory M. McKee, Stressgen’s Chief Financial Officer and Vice President of Corporate Development.  “Our newly issued patent covering the use of HspE7 to treat patients with RRP extends our patent exclusivity into 2021 in the U.S.  The patent and recent progress in our HspE7 development program underscore our commitment to develop HspE7 for patients with severe human papillomavirus-related diseases.”

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative therapeutic vaccines for the treatment of infectious diseases and cancer. The corporation is publicly traded on the Toronto Stock Exchange under the symbol SSB.

About Recurrent Respiratory Papillomatosis:

Recurrent respiratory papillomatosis is a seriously debilitating disease predominately caused by the same types of human papillomavirus (HPV) that cause genital warts – types 6 and 11.  The papillomas in RRP are found mainly in the larynx and on the vocal chords, but they can spread into the trachea and lungs.  Papillomas can be deadly in pediatric RRP due to the small size of the upper airway in children.  Death can occur from airway obstruction, cancerous transformation, the overwhelming spread of the disease, or complications of surgical treatments.  Currently, the only treatment available for RRP is surgery.  There are no approved drugs or immunotherapies.  Pediatric patients have on average 4-5 surgeries per year and some children have hundreds of surgeries during their lifetimes.

About HspE7, Lead Product Candidate:

HspE7 is a novel CoValTM fusion therapeutic vaccine for the treatment of diseases caused by the human papillomavirus (HPV), one of the most common causes of sexually transmitted diseases in the world.  An estimated 80% of sexually active men and women are infected by genital HPV at some point in their lives.  Approximately 5.5 million new sexually transmitted HPV infections are reported in the U.S. each year.  At least 20 million people in the U.S. are already infected.  HPV infection can result in diseases including internal and external genital warts and precancerous conditions, such as cervical and anal dysplasia.  Precancerous HPV-related conditions can progress into life-threatening diseases, including cervical, anal, and head and neck cancers.

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.  For more information about CoValTM fusion technology, or Stressgen, please visit the website located at www.stressgen.com.

This news release contains forward-looking statements which are subject to risks and uncertainties, including our projected timelines for clinical trials and regulatory submissions.  The actual results may differ materially from the implications of these forward-looking statements due to factors including our dependence on collaborative partners, potential difficulties in navigating the regulatory approval process and our need for additional capital.  For more details regarding these and other risks, see our most recent quarterly report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities.

Gregory M. McKee	Jennifer Matterson
Vice President, Corporate Development and CFO	Communications Coordinator

6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4940	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
gmckee@stressgen.com

-more-

(financial information attached)

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Canadian dollars) (In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Bioreagent sales	$1,547	$1,316	$4,445	$4,108
Collaborative R&D revenue	174	855	537	7,584
	1,721	2,171	4,982	11,692
Operating expenses:
Research and development	6,796	6,009	18,338	17,293
Selling, general and administrative	1,724	1,510	5,969	5,666
Cost of bioreagent sales	383	296	1,045	1,049
	8,903	7,815	25,352	24,008

Operating loss	(7,182)	(5,644)	(20,370)	(12,316)

Other income (expenses):
Interest and other income, net	262	41	564	499
Net foreign exchange loss	(1,014)	(12)	(723)	(638)
Interest expense	(23)	(8)	(78)	(28)
	(775)	21	(237)	(167)

Net loss	$(7,957)	$(5,623)	$(20,607)	$(12,483)

Basic and diluted loss per common share	$(0.11)	$(0.09)	$(0.28)	$(0.20)

Weighted average common shares outstanding (in thousands)	72,506	61,692	72,504	61,048

CONSOLIDATED BALANCE SHEET INFORMATION

(Canadian dollars in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Cash and short-term investments	$31,716	$52,090
Total assets	36,055	56,430
Long-term obligations	1,768	2,672
Stockholders’ equity	29,131	48,577

Total shares outstanding (in thousands)	72,506	72,491